Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS SECOND QUARTER NET INCOME OF $81.8 MILLION

Rockland, Massachusetts (July 16, 2026) - Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2026 second quarter net income of $81.8 million, or $1.70 per diluted share, as compared to 2026 first quarter net income of $79.9 million, or $1.63 per diluted share. Excluding merger-related costs associated with the Company’s third quarter 2025 acquisition of Enterprise Bancorp, Inc. (“Enterprise”) and its subsidiary, Enterprise Bank, and their related tax effects, operating net income was $82.1 million, or $1.68 per diluted share for the first quarter of 2026(1). No merger-related costs were incurred during the second quarter of 2026.

CEO STATEMENT

“Our second quarter results reflect strong execution on many of our strategic priorities. Our low cost, core deposit funding source improved, commercial and industrial loan balances increased nicely, our fee income businesses continued to grow, and we prudently returned excess capital to our shareholders.” said Jeffrey Tengel, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “Our commitment to the communities we serve continues to pave the way for long-term growth and success for all our constituents.”

FINANCIAL HIGHLIGHTS

•The Company generated a return on average assets and a return on average common equity of 1.34% and 9.24%, respectively, for the second quarter of 2026, as compared to 1.31% and 9.02%, respectively, for the prior quarter. On an operating basis, the Company generated a return on average assets and a return on average common equity of 1.35% and 9.27%, respectively, for the first quarter of 2026(1). There were no operating adjustments for the second quarter of 2026.

•The Company repurchased approximately 964,000 shares for $75.0 million during the second quarter of 2026.

•The Company’s net interest margin of 3.85% decreased 5 basis points compared to the prior quarter, while the adjusted margin increased 4 basis points to 3.76%(1).

•Deposit balances of $20.4 billion at June 30, 2026 increased $294.6 million, or 1.5%, compared to the prior quarter.

•Loan balances of $18.4 billion at June 30, 2026 decreased $31.2 million, or 0.2%, compared to the prior quarter.

•Wealth management assets under administration increased to $9.5 billion at June 30, 2026, compared to $9.2 billion at March 31, 2026.

•The Company’s second quarter results included $2.1 million in one-time costs associated with its upcoming core conversion.

•Tangible book value per share of $48.34 at June 30, 2026 grew by $0.48 from the prior quarter(1).

BALANCE SHEET

Total assets of $25.0 billion at June 30, 2026 increased $190.3 million, or 0.8%, compared to the prior quarter, driven primarily by increased cash balances from strong late quarter deposit growth.

Total loans of $18.4 billion at June 30, 2026 decreased $31.2 million, or 0.2%, compared to the prior quarter:

•The commercial and industrial portfolio grew $79.4 million, or 1.7% (6.8% annualized), inclusive of $36.8 million in runoff attributable to the Company’s strategic exit from the dealer finance business.

•Commercial real estate and construction decreased $176.4 million, or 1.8%, due to elevated payoffs and amortization of balances.

•The total consumer real estate portfolio increased $63.2 million, or 1.5% (6.1% annualized), fueled by solid demand in both the residential and home equity portfolios. Residential balances increased $28.1 million, or 1.0% (4.0% annualized) while home equity balances increased by $35.1 million, or 2.7% (10.8% annualized).

Total deposits increased by $294.6 million, or 1.5%, to $20.4 billion at June 30, 2026, as compared to the prior quarter, while average balances were consistent at $19.9 billion:

•Growth in period end deposits was fueled primarily by inflows in municipal and business accounts.

•Overall core deposits comprised 84.1% of total deposits at June 30, 2026, as compared to 83.8% at March 31, 2026.

•Total noninterest bearing demand deposits were 28.0% of total deposits at both June 30, 2026 and March 31, 2026.

•The total cost of deposits for the second quarter remained flat compared to the prior quarter at 1.36%.

Total period end borrowings decreased by $74.8 million, or 9.6%, during the second quarter of 2026, reflecting approximately $100 million in net paydowns on Federal Home Loan Bank borrowings, partially offset by $25.0 million advanced on a working capital line of credit.

The Company’s total securities portfolio of $3.3 billion decreased by $59.3 million, or 1.8% (7.0% annualized), from the prior quarter:

•New purchases of $69.7 million in the available for sale portfolio were offset by maturities, calls, and paydowns in the combined available for sale and held to maturity portfolios during the quarter. Unrealized losses of $11.1 million recorded in the available for sale portfolio also contributed to the second quarter decrease.

•Total securities represented 13.3% and 13.6% of total assets at June 30, 2026 and March 31, 2026, respectively.

Stockholders’ equity at June 30, 2026 decreased $29.7 million, or 0.8%, compared to March 31, 2026, as strong earnings were offset by the impact of share repurchases, dividends, and unrealized losses on available for sale securities recognized in other comprehensive income during the quarter:

•The Company repurchased approximately 964,000 shares for $75.0 million during the second quarter of 2026 at an average price of $77.79 per share. As of June 30, 2026, the Company had approximately $151 million of remaining repurchase authorization under its previously announced $200 million stock buyback plan adopted as of April 30, 2026.

•The Company’s ratio of common equity to assets of 14.06% at June 30, 2026 represented a decrease of 23 basis points from March 31, 2026.

•The Company’s ratio of tangible common equity to tangible assets of 9.69% at June 30, 2026 represented a decrease of 17 basis points from the prior quarter and a decrease of 123 basis points from the year ago period(1).

•The Company’s book value per share increased by $0.84, or 1.2%, to $73.76 at June 30, 2026 as compared to the prior quarter.

•The Company’s tangible book value per share at June 30, 2026 grew by $0.48, or 1.0%, from the prior quarter to $48.34, and decreased by 0.9% from the year ago period(1).

NET INTEREST INCOME

Net interest income of $210.9 million for the second quarter of 2026 decreased $1.5 million, or 0.7%, when compared to the prior quarter:

•The net interest margin of 3.85% decreased 5 basis points compared to the prior quarter, as the benefit of asset repricing was offset by a 9 basis point decrease in purchase accounting accretion. Excluding purchase accounting accretion and other non-core items, the adjusted margin of 3.76%(1) increased 4 basis points.

•Total loan yields decreased 8 basis points to 5.69% from 5.77%, driven primarily by the impact of lower purchase accounting accretion compared to the prior quarter, partially offset by loan repricing benefit. Excluding purchase accounting accretion and other non-core items, the adjusted loan yield(1) increased 3 basis points during the quarter. Securities yields increased 5 basis points to 3.13% compared to the prior quarter, reflecting the impact of higher yielding new purchases throughout the first half of 2026.

•The Company’s overall cost of funding remained flat at 1.52% for the second quarter of 2026.

NONINTEREST INCOME

Noninterest income of $42.4 million for the second quarter of 2026 represented an increase of $2.1 million, or 5.3%, as compared to the prior quarter. Significant changes in noninterest income for the second quarter of 2026 compared to the prior quarter included the following:

•Interchange and ATM fees increased by $668,000, or 13.3%, driven by seasonally higher transaction volumes.

•Overall investment and advisory income increased $796,000, or 5.6%, driven by seasonal tax preparation fees and higher asset-based fee revenue compared to the prior quarter, partially offset by lower insurance commissions. Total assets under administration increased by $298.0 million, or 3.2%, to $9.5 billion as of June 30, 2026 compared to March 31, 2026.

•Loan level derivative income rose by $407,000, or 44.7%.

NONINTEREST EXPENSE

Noninterest expense of $140.3 million for the second quarter of 2026 represented a decrease of $2.6 million, or 1.9%, as compared to the prior quarter. Significant changes in noninterest expense for the second quarter of 2026 compared to the prior quarter included the following:

•The Company incurred no merger and acquisition expenses in the second quarter of 2026, compared to $3.0 million in the first quarter of 2026, all of which were related to the Company’s acquisition of Enterprise.

•Salaries and employee benefits decreased by $1.6 million, or 2.0%, driven primarily by decreased incentive compensation and lower payroll taxes, partially offset by increases in base salaries and retirement contributions.

•Occupancy and equipment expenses decreased by $1.1 million, or 6.6%, driven primarily by lower snow removal and utilities costs during the quarter, partially offset by increases in general maintenance and repair costs.
•Other noninterest expense increased by $3.5 million, or 12.3%, driven primarily by a $1.0 million increase in one-time costs associated with the Company’s upcoming core conversion, along with increases in annual director equity compensation of $878,000, legal fees of $807,000, and recruitment costs of $326,000.

TAX RATE

The Company’s quarterly effective tax rate remained relatively consistent at 23.37% for the second quarter of 2026.

ASSET QUALITY

During the second quarter, the Company’s key asset quality activity and metrics were as follows:

•Nonperforming loans increased to $103.6 million at June 30, 2026, as compared to $96.6 million at March 31, 2026, representing 0.56% and 0.52% of total loans, respectively.

•Delinquencies as a percentage of total loans increased 2 basis points from the prior quarter to 0.43% at June 30, 2026.

•Net charge-offs decreased to $0.9 million, as compared to $4.8 million for the prior quarter, representing 0.02% and 0.11%, respectively, of average loans annualized.

•The second quarter provision for credit losses increased to $6.3 million, as compared to $5.5 million for the prior quarter.

•Total criticized and classified commercial loans of $545.6 million, or 3.9% of total commercial loans, decreased $29.9 million, or 5.2%, as compared to the prior quarter.

•The allowance for credit losses on total loans increased to $195.9 million at June 30, 2026, compared to $190.6 million at March 31, 2026, and represented 1.06% and 1.03% of total loans at June 30, 2026 and March 31, 2026, respectively.

(1)Represents a non-GAAP measure. See Appendices A through C for reconciliation of the corresponding GAAP measures.

CONFERENCE CALL INFORMATION

Jeffrey Tengel, Chief Executive Officer, and Mark Ruggiero, Chief Financial Officer and Executive Vice President of Consumer Lending, will host a conference call to discuss second quarter earnings at 10:00 a.m. Eastern Time on Friday, July 17, 2026.

Participants may join the webcast by registering prior to the call via this link: https://events.q4inc.com/attendee/641707448. A replay of the webcast will be made available on the Company’s website at https://indb.rocklandtrust.com by selecting Second Quarter 2026 Earnings Call. The webcast replay will be available until July 17, 2027.

ABOUT INDEPENDENT BANK CORP.

Independent Bank Corp. (Nasdaq Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. With retail branches in Eastern Massachusetts, Worcester County, and Southern New Hampshire, as well as commercial banking and investment management offices in Massachusetts, New Hampshire, and Rhode Island, Rockland Trust offers a wide range of banking, investment, and insurance services to individuals, families, and businesses. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•adverse economic conditions in the regional and local economies within the New England region and the Company’s market area;
•events impacting the financial services industry, including high profile bank failures, and any resulting decreased confidence in banks among depositors, investors, and other counterparties, as well as competition for deposits and significant disruption, volatility and depressed valuations of equity and other securities of banks in the capital markets;
•the effects to the Company of an increasingly competitive labor market, including the possibility that the Company will have to devote significant resources to attract and retain qualified personnel;
•political and policy uncertainties, changes in U.S. and international trade policies, such as tariffs or other factors, and the potential impact of such factors on the Company and its customers, including the potential for decreases in deposits and loan demand, unanticipated loan delinquencies, loss of collateral and decreased service revenues;
•the instability or volatility in financial markets and unfavorable domestic or global general economic, political or business conditions, including international conflicts and hostilities, such as the ongoing conflict involving Israel, the U.S. and Iran;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on the Company’s local economies or the Company’s business caused by adverse weather conditions and natural disasters, changes in climate, public health crises or other external events and any actions taken by governmental authorities in response to any such events;
•adverse changes or volatility in the local real estate market, including limitations on rent growth, increases in operating expenses, reductions in property cash flows, reductions in collateral values, and decreased investor demand, which may be exacerbated by legislative or regulatory actions such as rent control or tenant protection laws;
•changes in interest rates and any resulting impact on interest earning assets and/or interest bearing liabilities, the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, decreased loan demand or increased difficulty in the ability of borrowers to repay variable rate loans;
•risks related to the Company’s acquisition activities, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; impairment of goodwill and/or other intangibles; and the Company’s inability to achieve expected revenues, cost savings, synergies, and other benefits at levels or within the timeframes originally anticipated;
•the effect of laws, regulations, new requirements or expectations, or additional regulatory oversight in the highly regulated financial services industry, and the resulting need to invest in technology to meet heightened regulatory expectations, increased costs of compliance or required adjustments to strategy;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, including as a result of failure to comply with general tax laws and changes in tax laws;
•increased competition in the Company’s market areas, including competition that could impact deposit gathering, retention of deposits and the cost of deposits, increased competition due to the demand for innovative products and service offerings, and competition from non-depository institutions which may be subject to fewer regulatory constraints and lower cost structures;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainties surrounding the federal budget;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery, including any inability to effectively implement new technology-driven products, such as artificial intelligence (“AI”);
•electronic or other fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry, including the need to invest in technology to meet heightened regulatory expectations or the introduction of new requirements or expectations resulting in increased costs of compliance or required adjustments to strategy;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business and the associated costs of such changes;
•the Company’s potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;
•operational risks related to the Company and its customers’ reliance on information technology; cyber threats, attacks, intrusions, and fraud; and outages or other issues impacting the Company or its third party service providers which could lead to interruptions or disruptions of the Company’s operating systems, including systems that are customer facing, and adversely impact the Company’s business;
•risks related to the development and use of AI by the Company, its third-party vendors, clients and counterparties; and
•any unexpected material adverse changes in the Company’s operations or earnings.

The Company cautions readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described above and in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release and the appendices attached to it contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information may include operating net income and operating earnings per share (“EPS”), operating return on average assets, operating return on average common equity, operating return on average tangible common equity, adjusted net interest margin (“adjusted margin”) and the associated adjusted loan yield (which is calculated by dividing annualized interest income on loans, plus or minus non-core or other adjustments, by average loans), tangible book value per share and the tangible common equity ratio.

Operating net income, operating EPS, operating return on average assets, and operating return on average common equity exclude items that management believes are unrelated to the Company’s core banking business such as merger and acquisition expenses, and other items, if applicable. Management uses operating net income and related ratios and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such items. Management reviews its adjusted margin and adjusted loan yield to determine any items that may impact these metrics that may be one-time in nature or not reflective of the core operating environment, such as significant purchase accounting adjustments or other adjustments such as nonaccrual interest reversals/recoveries and prepayment penalties. Management believes that adjusting for these items to arrive at an adjusted margin and adjusted loan yield provides additional insight into the operating environment and how management decisions impact the net interest margin.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders’ equity less goodwill and identifiable intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by “tangible assets,” defined as total assets less goodwill and other intangibles), and return on average tangible common equity (which is computed by dividing net income by average tangible common equity). The Company has included information on tangible book value per share, the tangible common equity ratio and return on average tangible common equity because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, adjusted margin, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Jeffrey Tengel
President and Chief Executive Officer
(781) 982-6144

Mark J. Ruggiero

Chief Financial Officer and
Executive Vice President of Consumer Lending
(781) 982-6281

Investor Relations:
Gerry Cronin
Director of Investor Relations
(774) 363-9872
Gerard.Cronin@rocklandtrust.com

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	June 30 2026	March 31 2026	June 30 2025	Jun 2026 vs.	Jun 2026 vs.
				Mar 2026	Jun 2025
Assets
Cash and due from banks	$251,971	$223,291	$219,414	12.84%	14.84%
Interest-earning deposits with banks	749,255	505,687	681,820	48.17%	9.89%
Securities
Trading	4,835	5,525	4,801	(12.49)%	0.71%
Equities	21,602	21,518	21,258	0.39%	1.62%
Available for sale	2,075,972	2,088,365	1,286,318	(0.59)%	61.39%
Held to maturity	1,210,310	1,256,566	1,382,903	(3.68)%	(12.48)%
Total securities	3,312,719	3,371,974	2,695,280	(1.76)%	22.91%
Loans held for sale	21,982	16,758	16,792	31.17%	30.91%
Loans
Commercial and industrial	4,730,827	4,651,453	3,426,938	1.71%	38.05%
Commercial real estate	7,944,099	8,181,340	6,614,523	(2.90)%	20.10%
Commercial construction	1,464,449	1,403,613	798,808	4.33%	83.33%
Total commercial	14,139,375	14,236,406	10,840,269	(0.68)%	30.43%
Residential real estate	2,870,277	2,842,144	2,489,166	0.99%	15.31%
Home equity	1,342,797	1,307,746	1,168,097	2.68%	14.96%
Total consumer real estate	4,213,074	4,149,890	3,657,263	1.52%	15.20%
Other consumer	41,878	39,182	36,296	6.88%	15.38%
Total loans	18,394,327	18,425,478	14,533,828	(0.17)%	26.56%
Less: allowance for credit losses	(195,899)	(190,560)	(144,773)	2.80%	35.31%
Net loans	18,198,428	18,234,918	14,389,055	(0.20)%	26.47%
Federal Home Loan Bank stock	13,631	17,752	21,052	(23.21)%	(35.25)%
Bank premises and equipment, net	217,877	217,695	188,883	0.08%	15.35%
Goodwill	1,090,610	1,090,610	985,072	—%	10.71%
Other intangible assets	119,896	126,687	9,742	(5.36)%	1,130.71%
Cash surrender value of life insurance policies	381,230	380,423	305,077	0.21%	24.96%
Other assets	616,295	597,785	536,747	3.10%	14.82%
Total assets	$24,973,894	$24,783,580	$20,048,934	0.77%	24.56%
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing demand deposits	$5,709,647	$5,633,079	$4,525,907	1.36%	26.15%
Savings and interest checking	6,503,521	6,310,870	5,279,280	3.05%	23.19%
Money market	4,929,495	4,898,267	3,368,354	0.64%	46.35%
Time certificates of deposit	3,249,455	3,255,294	2,720,199	(0.18)%	19.46%
Total deposits	20,392,118	20,097,510	15,893,740	1.47%	28.30%
Borrowings
Federal Home Loan Bank and other borrowings	216,719	316,734	400,500	(31.58)%	(45.89)%
Line of credit, net	124,984	99,969	—	25.02%	100.00%
Junior subordinated debentures, net	62,864	62,863	62,861	—%	—%
Subordinated debentures, net	296,898	296,690	296,067	0.07%	0.28%
Total borrowings	701,465	776,256	759,428	(9.63)%	(7.63)%
Total deposits and borrowings	21,093,583	20,873,766	16,653,168	1.05%	26.66%
Other liabilities	367,948	367,773	320,910	0.05%	14.66%
Total liabilities	21,461,531	21,241,539	16,974,078	1.04%	26.44%
Stockholders’ equity
Common stock	473	483	424	(2.07)%	11.56%
Additional paid in capital	2,201,250	2,272,910	1,914,556	(3.15)%	14.97%

Retained earnings	1,369,306	1,317,946	1,217,959	3.90%	12.43%
Accumulated other comprehensive loss, net of tax	(58,666)	(49,298)	(58,083)	19.00%	1.00%
Total stockholders' equity	3,512,363	3,542,041	3,074,856	(0.84)%	14.23%
Total liabilities and stockholders’ equity	$24,973,894	$24,783,580	$20,048,934	0.77%	24.56%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	June 30 2026	March 31 2026	June 30 2025	Jun 2026 vs.	Jun 2026 vs.
				Mar 2026	Jun 2025
Interest income
Interest on federal funds sold and short-term investments	$2,633	$3,657	$4,393	(28.00)%	(40.06)%
Interest and dividends on securities	26,200	25,374	15,881	3.26%	64.98%
Interest and fees on loans	260,249	260,982	197,778	(0.28)%	31.59%
Interest on loans held for sale	210	252	140	(16.67)%	50.00%
Total interest income	289,292	290,265	218,192	(0.34)%	32.59%
Interest expense
Interest on deposits	67,641	66,935	59,843	1.05%	13.03%
Interest on borrowings	10,724	10,871	10,853	(1.35)%	(1.19)%
Total interest expense	78,365	77,806	70,696	0.72%	10.85%
Net interest income	210,927	212,459	147,496	(0.72)%	43.01%
Provision for credit losses	6,250	5,500	7,200	13.64%	(13.19)%
Net interest income after provision for credit losses	204,677	206,959	140,296	(1.10)%	45.89%
Noninterest income
Deposit account fees	9,393	9,249	7,141	1.56%	31.54%
Interchange and ATM fees	5,686	5,018	4,997	13.31%	13.79%
Investment management and advisory	14,961	14,165	11,380	5.62%	31.47%
Mortgage banking income	1,174	1,270	1,072	(7.56)%	9.51%
Increase in cash surrender value of life insurance policies	2,636	2,712	2,038	(2.80)%	29.34%
Gain on life insurance benefits	672	346	1,650	94.22%	(59.27)%
Loan level derivative income	1,317	910	66	44.73%	1,895.45%
Other noninterest income	6,552	6,592	5,964	(0.61)%	9.86%
Total noninterest income	42,391	40,262	34,308	5.29%	23.56%
Noninterest expenses
Salaries and employee benefits	79,088	80,737	62,856	(2.04)%	25.82%
Occupancy and equipment expenses	16,170	17,306	13,158	(6.56)%	22.89%
Data processing and facilities management	3,208	3,259	2,783	(1.56)%	15.27%
FDIC assessment	3,158	3,328	2,373	(5.11)%	33.08%
Amortization of intangible assets	6,791	6,890	1,197	(1.44)%	467.34%
Merger and acquisition expense	—	3,024	2,239	(100.00)%	(100.00)%
Other noninterest expenses	31,857	28,374	24,192	12.28%	31.68%
Total noninterest expenses	140,272	142,918	108,798	(1.85)%	28.93%
Income before income taxes	106,796	104,303	65,806	2.39%	62.29%
Provision for income taxes	24,958	24,384	14,705	2.35%	69.72%
Net Income	$81,838	$79,919	$51,101	2.40%	60.15%

Weighted average common shares (basic)	48,054,411	48,970,060	42,623,978
Common share equivalents	22,344	29,685	17,153

Weighted average common shares (diluted)	48,076,755	48,999,745	42,641,131

Basic earnings per share	$1.70	$1.63	$1.20	4.29%	41.67%
Diluted earnings per share	$1.70	$1.63	$1.20	4.29%	41.67%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net income	$81,838	$79,919	$51,101
Noninterest expense components
Add - merger and acquisition expenses	—	3,024	2,239
Noncore increases to income before taxes	—	3,024	2,239
Net taxes associated with noncore items (1)	—	(830)	(544)
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	—	657
Total tax impact	—	(830)	113
Noncore increases to net income	—	2,194	2,352
Operating net income (Non-GAAP)	$81,838	$82,113	$53,453	(0.33)%	53.10%

Diluted earnings per share, on an operating basis (Non-GAAP)	$1.70	$1.68	$1.25	1.19%	36.00%

(1) The net taxes associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.85%	3.90%	3.37%
Return on average assets (calculated by dividing annualized net income by average assets) (GAAP)	1.34%	1.31%	1.04%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average assets)	1.34%	1.35%	1.09%
Return on average common equity (calculated by dividing annualized net income by average common equity) (GAAP)	9.24%	9.02%	6.68%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average common equity)	9.24%	9.27%	6.99%
Return on average tangible common equity (Non-GAAP) (calculated by dividing annualized net income by average tangible common equity)	14.05%	13.67%	9.89%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average tangible common equity)	14.05%	14.05%	10.35%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by net interest income plus total noninterest income)	16.73%	15.93%	18.87%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	16.73%	15.93%	18.87%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	55.37%	56.55%	59.84%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	55.37%	55.36%	58.61%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Six Months Ended
			% Change
	June 30 2026	June 30 2025	Jun 2026 vs.
			Jun 2025

Interest income
Interest on federal funds sold and short-term investments	$6,290	$5,831	7.87%
Interest and dividends on securities	51,574	31,178	65.42%
Interest and fees on loans	521,231	392,871	32.67%
Interest on loans held for sale	462	232	99.14%
Total interest income	579,557	430,112	34.75%
Interest expense
Interest on deposits	134,576	119,279	12.82%
Interest on borrowings	21,595	17,832	21.10%
Total interest expense	156,171	137,111	13.90%
Net interest income	423,386	293,001	44.50%
Provision for credit losses	11,750	22,200	(47.07)%
Net interest income after provision for credit losses	411,636	270,801	52.01%
Noninterest income
Deposit account fees	18,642	14,194	31.34%
Interchange and ATM fees	10,704	9,619	11.28%
Investment management and advisory	29,126	22,600	28.88%
Mortgage banking income	2,444	1,813	34.80%
Increase in cash surrender value of life insurance policies	5,348	4,103	30.34%
Gain on life insurance benefits	1,018	1,650	(38.30)%
Loan level derivative income	2,227	1,108	100.99%
Other noninterest income	13,143	11,760	11.76%
Total noninterest income	82,652	66,847	23.64%
Noninterest expenses
Salaries and employee benefits	159,825	124,787	28.08%
Occupancy and equipment expenses	33,476	27,017	23.91%
Data processing and facilities management	6,467	5,425	19.21%
FDIC assessment	6,486	5,361	20.98%
Amortization of intangible assets	13,681	2,541	438.41%
Merger and acquisition expense	3,024	3,394	(10.90)%
Other noninterest expenses	60,230	46,151	30.51%
Total noninterest expenses	283,189	214,676	31.91%
Income before income taxes	211,099	122,972	71.66%
Provision for income taxes	49,342	27,447	79.77%
Net Income	$161,757	$95,525	69.33%

Weighted average common shares (basic)	48,509,706	42,587,330
Common share equivalents	26,014	19,753
Weighted average common shares (diluted)	48,535,720	42,607,083

Basic earnings per share	$3.33	$2.24	48.66%
Diluted earnings per share	$3.33	$2.24	48.66%

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP):
Net Income	$161,757	$95,525
Noninterest expense components
Add - merger and acquisition expenses	3,024	3,394
Noncore increases to income before taxes	3,024	3,394

Net taxes associated with noncore items (1)	(830)	(593)
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	381
Total tax impact	(830)	(212)
Noncore increases to net income	2,194	3,182
Operating net income (Non-GAAP)	$163,951	$98,707	66.10%

Diluted earnings per share, on an operating basis (Non-GAAP)	$3.38	$2.32	45.69%

(1) The net taxes associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.88%	3.40%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	1.32%	0.98%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing operating net income by average assets)	1.34%	1.02%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	9.13%	6.32%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing operating net income by average common equity)	9.26%	6.53%
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	13.86%	9.38%
Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing operating net income by average tangible common equity)	14.05%	9.69%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by net interest income plus total noninterest income)	16.33%	18.58%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by net interest income plus total noninterest income)	16.33%	18.58%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	55.96%	59.66%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	55.36%	58.71%

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	June 30 2026	March 31 2026	June 30 2025
Nonperforming loans
Commercial & industrial loans	$9,204	$8,453	$13,717
Commercial real estate loans	64,544	64,851	28,717
Commercial construction loans	2,925	698	—
Residential real estate loans	20,305	15,593	10,013
Home equity	6,648	7,011	3,765
Other consumer	16	37	5
Total nonperforming loans	103,642	96,643	56,217
Other real estate owned	206	2,100	2,100
Total nonperforming assets	$103,848	$98,743	$58,317

Nonperforming loans/gross loans	0.56%	0.52%	0.39%
Nonperforming assets/total assets	0.42%	0.40%	0.29%
Allowance for credit losses/nonperforming loans	189.02%	197.18%	257.53%
Allowance for credit losses/total loans	1.06%	1.03%	1.00%
Delinquent loans/total loans	0.43%	0.41%	0.20%

	Nonperforming Assets Reconciliation for the Three Months Ended
	June 30 2026	March 31 2026	June 30 2025

Nonperforming assets beginning balance	$98,743	$85,657	$89,493
New to nonperforming	28,377	24,714	13,411
Loans charged-off	(1,865)	(5,776)	(6,966)
Loans paid-off	(18,701)	(5,272)	(35,977)
Loans transferred to other real estate owned	—	—	(2,100)
Loans restored to performing status	(831)	(608)	(1,659)
New to other real estate owned	206	—	2,100
Sale of other real estate owned	(2,100)	—	—
Other	19	28	15
Nonperforming assets ending balance	$103,848	$98,743	$58,317

	Net Charge-Offs (Recoveries)
	Three Months Ended			Six Months Ended
	June 30 2026	March 31 2026	June 30 2025	June 30 2026	June 30 2025
Net charge-offs (recoveries)
Commercial and industrial loans	$464	$311	$2,793	$775	$2,945
Commercial real estate loans	58	4,034	3,347	4,092	43,343
Home equity	(43)	(12)	(49)	(55)	29
Other consumer	432	484	428	916	1,094
Total net charge-offs	$911	$4,817	$6,519	$5,728	$47,411

Net charge-offs to average loans (annualized)	0.02%	0.11%	0.18%	0.06%	0.66%

BALANCE SHEET AND CAPITAL RATIOS
	June 30 2026	March 31 2026	June 30 2025
Gross loans/total deposits	90.20%	91.68%	91.44%
Common equity tier 1 capital ratio (1)	12.80%	12.89%	14.70%
Tier 1 leverage capital ratio (1)	10.20%	10.23%	11.44%
Common equity to assets ratio GAAP	14.06%	14.29%	15.34%
Tangible common equity to tangible assets ratio (2)	9.69%	9.86%	10.92%
Book value per share GAAP	$73.76	$72.92	$72.13
Tangible book value per share (2)	$48.34	$47.86	$48.80
(1) Estimated number for June 30, 2026.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$304,850	$2,633	3.46%	$415,532	$3,657	3.57%	$406,108	$4,393	4.34%
Securities
Securities - trading	5,549	—	—%	5,108	—	—%	4,796	—	—%
Securities - taxable investments	3,344,236	26,098	3.13%	3,325,253	25,260	3.08%	2,737,166	15,879	2.33%
Securities - nontaxable investments (1)	10,334	129	5.01%	11,634	144	5.02%	195	2	4.11%
Total securities	$3,360,119	$26,227	3.13%	$3,341,995	$25,404	3.08%	$2,742,157	$15,881	2.32%
Loans held for sale	15,109	210	5.57%	19,495	252	5.24%	9,839	140	5.71%
Loans
Commercial and industrial (1)	4,684,134	72,323	6.19%	4,605,582	70,426	6.20%	3,363,944	51,287	6.12%
Commercial real estate (1)	8,096,126	111,044	5.50%	8,240,241	112,466	5.54%	6,672,633	87,096	5.24%
Commercial construction (1)	1,455,154	24,051	6.63%	1,404,278	23,926	6.91%	809,839	13,766	6.82%
Total commercial	14,235,414	207,418	5.84%	14,250,101	206,818	5.89%	10,846,415	152,149	5.63%
Residential real estate	2,849,629	33,774	4.75%	2,856,572	35,503	5.04%	2,471,810	28,079	4.56%
Home equity	1,327,930	19,847	5.99%	1,300,202	19,429	6.06%	1,160,123	18,144	6.27%
Total consumer real estate	4,177,559	53,621	5.15%	4,156,774	54,932	5.36%	3,631,933	46,223	5.10%
Other consumer	42,086	667	6.36%	43,789	664	6.15%	35,850	582	6.51%
Total loans	$18,455,059	$261,706	5.69%	$18,450,664	$262,414	5.77%	$14,514,198	$198,954	5.50%
Total interest-earning assets	$22,135,137	$290,776	5.27%	$22,227,686	$291,727	5.32%	$17,672,302	$219,368	4.98%
Cash and due from banks	226,735			228,015			196,147
Federal Home Loan Bank stock	16,942			20,474			22,900
Other assets	2,196,868			2,226,216			1,852,397
Total assets	$24,575,682			$24,702,391			$19,743,746
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$6,318,590	$16,121	1.02%	$6,333,509	$15,883	1.02%	$5,214,871	$16,553	1.27%
Money market	4,830,122	25,328	2.10%	4,862,134	24,672	2.06%	3,295,080	19,090	2.32%
Time deposits	3,231,355	26,192	3.25%	3,269,232	26,380	3.27%	2,705,299	24,200	3.59%
Total interest-bearing deposits	$14,380,067	$67,641	1.89%	$14,464,875	$66,935	1.88%	$11,215,250	$59,843	2.14%
Borrowings
Federal Home Loan Bank and other borrowings	296,624	2,780	3.76%	380,062	3,596	3.84%	432,392	4,233	3.93%
Line of Credit	104,096	1,423	5.48%	54,404	755	5.63%	—	—	—%
Junior subordinated debentures	62,863	876	5.59%	62,863	874	5.64%	62,861	976	6.23%
Subordinated debentures	296,778	5,645	7.63%	296,573	5,646	7.72%	296,373	5,644	7.64%
Total borrowings	$760,361	$10,724	5.66%	$793,902	$10,871	5.55%	$791,626	$10,853	5.50%
Total interest-bearing liabilities	$15,140,428	$78,365	2.08%	$15,258,777	$77,806	2.07%	$12,006,876	$70,696	2.36%

Noninterest-bearing demand deposits	5,552,302			5,498,339			4,372,122
Other liabilities	332,250			353,886			297,698
Total liabilities	$21,024,980			$21,111,002			$16,676,696
Stockholders’ equity	3,550,702			3,591,389			3,067,050
Total liabilities and stockholders’ equity	$24,575,682			$24,702,391			$19,743,746

Net interest income		$212,411			$213,921			$148,672

Interest rate spread (2)			3.19%			3.25%			2.62%

Net interest margin (3)			3.85%			3.90%			3.37%

Supplemental Information
Total deposits, including demand deposits	$19,932,369	$67,641		$19,963,214	$66,935		$15,587,372	$59,843
Cost of total deposits			1.36%			1.36%			1.54%
Total funding liabilities, including demand deposits	$20,692,730	$78,365		$20,757,116	$77,806		$16,378,998	$70,696
Cost of total funding liabilities			1.52%			1.52%			1.73%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis was $1.5 million for both the three months ended June 30, 2026 and March 31, 2026, and $1.2 million for the three months ended June 30, 2025, determined by applying the Company’s marginal tax rates in effect during each respective quarter.

(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Six Months Ended
	June 30, 2026			June 30, 2025
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$359,885	$6,290	3.52%	$274,490	$5,831	4.28%
Securities
Securities - trading	5,330	—	—%	4,655	—	—%
Securities - taxable investments	3,334,797	51,358	3.11%	2,742,075	31,175	2.29%
Securities - nontaxable investments (1)	10,981	273	5.01%	195	3	3.10%
Total securities	$3,351,108	$51,631	3.11%	$2,746,925	$31,178	2.29%
Loans held for sale	17,290	462	5.39%	8,127	232	5.76%
Loans
Commercial and industrial (1)	4,645,075	142,749	6.20%	3,307,764	102,181	6.23%
Commercial real estate (1)	8,167,785	223,510	5.52%	6,738,253	173,182	5.18%
Commercial construction (1)	1,429,856	47,977	6.77%	797,643	26,933	6.81%
Total commercial	14,242,716	414,236	5.87%	10,843,660	302,296	5.62%
Residential real estate	2,853,081	69,277	4.90%	2,468,158	55,795	4.56%
Home equity	1,314,142	39,276	6.03%	1,150,212	35,918	6.30%
Total consumer real estate	4,167,223	108,553	5.25%	3,618,370	91,713	5.11%
Other consumer	42,934	1,331	6.25%	37,227	1,175	6.36%
Total loans	$18,452,873	$524,120	5.73%	$14,499,257	$395,184	5.50%
Total interest-earning assets	$22,181,156	$582,503	5.30%	$17,528,799	$432,425	4.97%
Cash and due from banks	227,372			196,838
Federal Home Loan Bank stock	18,698			25,260
Other assets	2,211,460			1,852,236
Total assets	$24,638,686			$19,603,133
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$6,326,007	$32,004	1.02%	$5,218,591	$32,715	1.26%
Money market	4,846,040	50,000	2.08%	3,237,300	36,800	2.29%
Time deposits	3,250,189	52,572	3.26%	2,714,586	49,764	3.70%
Total interest-bearing deposits	$14,422,236	$134,576	1.88%	$11,170,477	$119,279	2.15%
Borrowings
Federal Home Loan Bank and other borrowings	338,112	6,376	3.80%	489,733	9,799	4.03%
Line of Credit	79,388	2,178	5.53%	—	—	—%
Junior subordinated debentures	62,863	1,750	5.61%	62,861	1,950	6.26%
Subordinated debentures	296,676	11,291	7.67%	160,477	6,083	7.64%
Total borrowings	$777,039	$21,595	5.60%	$713,071	$17,832	5.04%
Total interest-bearing liabilities	$15,199,275	$156,171	2.07%	$11,883,548	$137,111	2.33%
Noninterest-bearing demand deposits	5,525,470			4,358,950
Other liabilities	343,008			310,641
Total liabilities	$21,067,753			$16,553,139
Stockholders’ equity	3,570,933			3,049,994
Total liabilities and stockholders’ equity	$24,638,686			$19,603,133

Net interest income		$426,332			$295,314

Interest rate spread (2)			3.23%			2.64%

Net interest margin (3)			3.88%			3.40%

Supplemental Information
Total deposits, including demand deposits	$19,947,706	$134,576		$15,529,427	$119,279
Cost of total deposits			1.36%			1.55%
Total funding liabilities, including demand deposits	$20,724,745	$156,171		$16,242,498	$137,111
Cost of total funding liabilities			1.52%			1.70%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis was $2.9 million and $2.3 million for the six months ended June 30, 2026 and 2025, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Certain amounts in prior year financial statements have been reclassified to conform to the current year’s presentation.

APPENDIX A: NON-GAAP Reconciliation of Balance Sheet Metrics
(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company’s tangible common equity to tangible assets ratio and tangible book value per share, at the dates indicated:

	June 30 2026	March 31 2026	June 30 2025
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders’ equity (GAAP)	$3,512,363	$3,542,041	$3,074,856	(a)
Less: Goodwill and other intangibles	1,210,506	1,217,297	994,814
Tangible common equity (Non-GAAP)	$2,301,857	$2,324,744	$2,080,042	(b)
Tangible assets
Assets (GAAP)	$24,973,894	$24,783,580	$20,048,934	(c)
Less: Goodwill and other intangibles	1,210,506	1,217,297	994,814
Tangible assets (Non-GAAP)	$23,763,388	$23,566,283	$19,054,120	(d)

Common Shares	47,618,626	48,572,237	42,627,286	(e)

Common equity to assets ratio (GAAP)	14.06%	14.29%	15.34%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	9.69%	9.86%	10.92%	(b/d)
Book value per share (GAAP)	$73.76	$72.92	$72.13	(a/e)
Tangible book value per share (Non-GAAP)	$48.34	$47.86	$48.80	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

The following table summarizes the impact of noncore items on the Company’s calculation of noninterest income and noninterest expense, the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio, as well as the average tangible common equity used to calculate return on average tangible common equity and operating return on tangible common equity for the periods indicated, and the average assets used to calculate return on average assets and operating return on average assets:

(Unaudited, dollars in thousands)	Three Months Ended			Six Months Ended
	June 30 2026	March 31 2026	June 30 2025	June 30 2026	June 30 2025
Net interest income (GAAP)	$210,927	$212,459	$147,496	$423,386	$293,001

Noninterest income (GAAP)	$42,391	$40,262	$34,308	$82,652	$66,847

Total revenue (GAAP)	$253,318	$252,721	$181,804	$506,038	$359,848

Noninterest expense (GAAP)	$140,272	$142,918	$108,798	$283,189	$214,676
Less:
Merger and acquisition expense	—	3,024	2,239	3,024	3,394
Noninterest expense on an operating basis (Non-GAAP)	$140,272	$139,894	$106,559	$280,165	$211,282

Average assets	$24,575,682	$24,702,391	$19,743,746	$24,638,686	$19,603,133

Average common equity (GAAP)	$3,550,702	$3,591,389	$3,067,050	$3,570,933	$3,049,994
Less: Average goodwill and other intangibles	1,214,434	1,221,201	995,380	1,217,799	996,067
Average tangible common equity (Non-GAAP)	$2,336,268	$2,370,188	$2,071,670	$2,353,134	$2,053,927

Reconciliation of Net Income (GAAP) to Operating Net Income (Non-GAAP)
Net income (GAAP)	$81,838	$79,919	$51,101	$161,757	$95,525
Noninterest expense components
Add - merger and acquisition expenses	—	3,024	2,239	3,024	3,394
Noncore increases to income before taxes	—	3,024	2,239	3,024	3,394
Net taxes associated with noncore items (1)	—	(830)	(544)	(830)	(593)
Add - adjustment for tax effect of previously incurred merger and acquisition expenses	—	—	657	—	381
Total tax impact	—	(830)	113	(830)	(212)
Noncore increases to net income	—	2,194	2,352	2,194	3,182
Operating net income (Non-GAAP)	$81,838	$82,113	$53,453	$163,951	$98,707

(1) The net taxes associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

Ratios
Return on average assets (GAAP) (calculated by dividing annualized net income by average assets)	1.34%	1.31%	1.04%	1.32%	0.98%
Return on average assets on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average assets)	1.34%	1.35%	1.09%	1.34%	1.02%
Return on average common equity (GAAP) (calculated by dividing annualized net income by average common equity)	9.24%	9.02%	6.68%	9.13%	6.32%
Return on average common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average common equity)	9.24%	9.27%	6.99%	9.26%	6.53%
Return on average tangible common equity (Non-GAAP) (calculated by dividing annualized net income by average tangible common equity)	14.05%	13.67%	9.89%	13.86%	9.38%

Return on average tangible common equity on an operating basis (Non-GAAP) (calculated by dividing annualized operating net income by average tangible common equity)	14.05%	14.05%	10.35%	14.05%	9.69%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by total revenue)	16.73%	15.93%	18.87%	16.33%	18.58%
Noninterest income as a % of total revenue on an operating basis (Non-GAAP) (calculated by dividing total noninterest income on an operating basis by total revenue)	16.73%	15.93%	18.87%	16.33%	18.58%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	55.37%	56.55%	59.84%	55.96%	59.66%
Efficiency ratio on an operating basis (Non-GAAP) (calculated by dividing total noninterest expense on an operating basis by total revenue)	55.37%	55.36%	58.61%	55.36%	58.71%

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Adjusted Margin

(Unaudited, dollars in thousands)	Three Months Ended
	June 30, 2026			March 31, 2026
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
Reported total interest earning assets	$22,135,137	$212,411	3.85%	$22,227,686	$213,921	3.90%
Acquisition fair value marks:
Loan accretion		(4,439)	(0.08)%		(9,186)	(0.17)%

Nonaccrual interest, net		143	—%		(54)	—%

Other adjustments	(1,453)	(497)	(0.01)%	(1,626)	(667)	(0.01)%

Adjusted margin (Non-GAAP)	$22,133,684	$207,618	3.76%	$22,226,060	$204,014	3.72%